Exhibit 10.6

ACCREDITED MEMBERS, INC.

ANNUAL PROFILE AGREEMENT

This Annual Profile Agreement is entered into between Medical Care Technologies, Inc. (“Customer”) located at #888-33 Hazelton Ave., Toronto, ONM5R 2E3 and Accredited Members, Inc. (“AMI”).  This Agreement, along with the Accredited Members, Inc. Terms and Conditions (the “Terms and Conditions”) governs the terms and conditions upon which Client may post a profile on AMI community website (the “Site”).

A. WHEREAS, the AMI has designed and built a comprehensive online marketplace and social network for that provides financial research services and provides accredited and affluent investors looking to discuss and investment opportunities, and to also provide members a means to present information to appropriate members regarding their business.

B. WHEREAS, Customer desires to create and post a corporate profile on the Site through which it will provide AMI members information regarding the Customer and its business plans and operations (the “Profile”).  Further, Customer desires to participate in the AMI Investment Conference scheduled AMI Investment Conference(s) scheduled for 5 Future AMI Conferences (location TBD). Subject to the terms and conditions of this Agreement, AMI desires to permit Customer to post its Profile as well as to participate in the AMI Investment Conference scheduled above.  Customer will be provided the opportunity to have one Conference/Exhibitors Table at up to five Conferences scheduled above.

NOW THEREFORE, in consideration of the mutual agreements, promises and undertakings set forth in this Agreement, and intending to be legally bound by this Agreement with the signed contract date by the “Customer” representing the start date of the contract, the parties hereto agree as set forth herein:

1.           Purchase; General Profile Terms and Conditions & Services

a.           Customer hereby agrees to purchase an Annual Profile (as further described in Section 2 below).  Customer and AMI shall reasonably agree on the content and general layout of the Profile, however Customer agrees and acknowledges that all of the content of the Profile is subject to the sole discretion of AMI.  Customer shall be permitted to post the Profile after AMI’s review and approval.

b.           Once AMI and the Customer finalize the Profile, AMI will use reasonable efforts to ensure that the Profile is posted on the Site on the first day of the first calendar month following this signed agreement and the Customer being given AMI Issuer access to the Site.   The Posted Profile shall remain on the Site for 360 days from this first day of the calendar month following this signed agreement.  Thereafter, all of the Profile(s) will not be available through the Site and will not be maintained on the Site.
c.           Once posted on the Site, the Profile may only be changed or modified if approved by AMI.  However, Customer will be able to update and/or provide additional information to the Profile through AMI’s content management system.

d.           Customer agrees and acknowledges that access to the Profile on the Site may be temporarily unavailable or limited because of capacity limitations or technical restrictions and may be temporarily interrupted or curtailed due to equipment modifications, upgrades, repairs, and similar activities necessary for the proper operation of the Site.

e.           Customer will have the option to have a one-page ad in one issue of Accredited Members magazine.

f.           Customer will also receive a media campaign with MoneyTV, including up to 13 weeks of coverage.  Program fees associated with MoneyTV contract are included in this agreement herein.  A separate terms and conditions contract will need to be signed with MoneyTV and Customer.

g.           Customer will have full access to our database of investors.

h.           Customer will have full access to our virtual conferencing system

2.           Annual Profile.

a.           In addition to the standard services provided to all Profile customers, an Annual Profile customer shall be entitled to: create and post a brief summary of its Profile on the Site; utilize and otherwise present materials on the Profile utilizing Adobe Flash Player software available through the Site; and to access and utilize an interactive data-base accessible through the Site that contains background and contact related information regarding persons or groups that may be interested in Customer’s business and/or developing a business relationship with the Customer (the “Data-Base”).

b.           With respect to the Data-Base Customer agrees and acknowledges that the Data-Base is only to be used to assist Customer build a foundation and network of persons interested in its business.  With respect to the Data-Base, under no circumstances will AMI: (i) arrange a meeting between the parties; (ii) provide, or in anyway, investigate the backgrounds, financial resources, or otherwise perform any type of independent analysis or investigation, of the third parties; (iii) discuss, or in any way negotiate, potential deal or business terms between the parties; (iv) make any recommendations to either Customer or third parties regarding any potential terms of the business relationship that may develop; or (v) keep, transfer or in any way handle funds on behalf of either party.

3.           Annual Profile Fee.

a.           The fee for the Profile is $100,000 and is made up of two components.

                                b.           Cash Payments of $1,000 per month ($12,000 Annual) which the first month’s fee must be submitted to AMI as a deposit along with this Signed Agreement.  The remaining monthly payments will be invoiced by AMI and paid according to the payment terms and conditions specified in the invoice.

                                c.           3,826,087 Shares of “Customer” Rule 144 Stock issued at $0.023 per share which equals $88,000 in Value which will need to be submitted to AMI in the form of “Customer” company stock in one block of shares (one stock certificate).  Customer agrees to assist in removal of any legend once the stock becomes salable under Rule 144.  Customer also agrees to assist with the transfer agent to issue a stock certificate with a physical certificate identifying the total number of shares within 20 days of the signing of this contract.  If at the end of the 180-day Restricted Stock Period (Covered under Rule 144), if the shares of stock are valued at less than $88,000 (based on the lesser of the closing bid at the 180 day mark or the trailing 20 day closing bid average), additional shares of “Customer” stock will need to be immediately issued to AMI to equal the original $88,000 stock value at the start of this contract.

4. Content.

a.           Customer agrees and acknowledges that the Profile and any and all comments or updates posted on the Site by Customer or any of its representatives are subject to the Terms and Conditions.

b.           Customer agrees and acknowledges that its Profile (or any other materials it posts on the Site) shall not include any materials that offer securities for sale, barter or exchange.

c.           Customer acknowledges that the Site is a membership only online marketplace and network whereby AMI members can review and comment on certain issues and materials, including the Profile.  Customer agrees and acknowledges that unless a third party comment violates the Terms and Conditions such comments will not be edited or removed from the Site by AMI.

d.           Subject to the Terms and Conditions, Customer agrees and acknowledges that in now way is AMI responsible for information, commentary or any other form of content posted on the Site by a third party.  Subject to the terms of this Agreement, AMI expressly disclaims any and all responsibility or liability for information posted by third parties on the Site.

5.           Not a Broker/Dealer     AMI is not a financial intermediary, finder, placement agent, broker/dealer, investment advisor, or exchange and does not provide any services as such.

6. Customer Warranties.

a.      Customer warrants that with respect to any materials it provides to AMI to be used as part of the Profile, Customer has authorization for the unrestricted use of such materials in connection with the publishing, advertising, promotion, and exploitation on the Site.  Customer further warrants that all materials and content provided by Customer to be used in or as part of the Profile do not and shall not infringe upon any third party copyright, patent, trade secret or other proprietary right.  The use by AMI of any and all Customer materials in accordance with this Agreement shall not violate the rights of any third party and will not give rise to any claim of such violation.

b.           Customer warrants that it has full authority to enter into this Agreement.

c.      Customer warrants that its Profile, and use of the Site in any manner, shall comply with all applicable federal, state, and local laws.

7.           Limits on Liability.

a.           AMI SHALL NOT BE LIABLE TO CUSTOMER FOR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL, CONSEQUENTIAL, OR ANY OTHER FORM OF MONEY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF INFORMATION OF ANY KIND, HOWEVER CAUSED, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE BY AMI OF THE SERVICES PROVIDED HEREUNDER, WHETHER BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, THE NEGLIGENCE OF AMI, STRICT LIABILITY IN TORT OR OTHERWISE, AND WHETHER OR NOT AMI HAS BEEN MADE AWARE OF THE POSSIBILITIES OF SUCH DAMAGES.  PROVIDED, HOWEVER, IF CUSTOMER’S DAMAGES ARE PRIMARILY CAUSED BY AMI’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW, THE LIMITS OF LIABILITY SET FORTH IN THIS SECTION 4 SHALL NOT APPLY.

b.           AMI shall not be liable for interruptions caused by failure of equipment or services not provided by AMI, failure of communications, power outages, or other interruption not within the reasonable control of AMI.

8.           Disclaimer of Warranties.      Customer agrees that the Site and the services provided by AMI to the Customer under this Agreement are “AS IS”, “WITH ALL FAULTS” and “AS AVAILABLE.”  AMI makes no express or implied warranty about the services it provides Customer.  To the extent permitted by law we disclaim implied warranties that the services provided under this Agreement are merchantable, of satisfactory quality, or fit for a particular purpose.  AMI does not guarantee that the services provided to Customer under this Agreement will produce any particular result for the Customer, will be effective, reliable or, meet the Customer’s needs.

9.           Indemnification.

a.           CUSTOMER SHALL INDEMNIFY AND HOLD AMI, ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, COSTS, LIABILITIES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, ARISING OUT OF OR RELATED TO (a) ANY VIOLATION OF LAW, RULE OR REGULATION BY CUSTOMER, (b) CUSTOMER’S INFRINGEMENT OF ANY THIRD PARTY’S RIGHTS, OR (c) ANY OTHER BREACH OF THIS AGREEMENT BY CUSTOMER.

                b.           AMI SHALL INDEMNIFY AND HOLD CUSTOMER, ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, COSTS, LIABILITIES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, ARISING OUT OF OR RELATED TO ITS DUTIE AND OBLIGAITONS UNDER THIS AGREEMENT THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENT ACT OR OMISSION OF AMI.

10.Confidentiality.

Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, products, and other information held in confidence by the other party (“Confidential Information”).  Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential.  Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary), any of the other party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information that are at least as stringent as it takes to protect its own Confidential Information.

Information will not be deemed Confidential Information hereunder if such information:  (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.  The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure.

 11.           Force Majeure.  Neither party shall be liable for any failure to perform hereunder where such failure is due to circumstances beyond its reasonable control including, without limitation, circumstances created by any act of God, epidemic, acts of civil, military or governmental authorities, war, sabotage, strike, lockout or other labor disturbance or dispute, riot, flood, fire, earthquake, unavailability or shortages of parts, supplies, materials, fuel, energy, materials or manufacturing or transportation facilities.

                 12.           Assignment.  This Agreement is personal to the parties and may not be assigned by Customer, in whole or in part, without the prior written consent of AMI.

            13.           Governing Law. This Agreement and any amendments thereto shall be governed by and construed in accordance with the laws of the State of Colorado, with venue to be in any court of competent jurisdiction in the County of Arapahoe, Colorado.

14.           Counterparts.  This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same document.

                15.           Severability.  Invalidation of any of the provisions of this Agreement or of any paragraph, sentence, clause, phrase or work herein, or the application thereof in any given circumstance, shall not affect the validity of any other provision of this Agreement.

                16.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements heretofore in force between the parties hereto. This Agreement or any part hereof may not be modified, waived, or changed except in writing signed by both AMI and the Customer.

                17.           Attorney Fees.  In the event that it becomes necessary for either party to bring a legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to collect from the other party, in addition to any other remedy that may be awarded by the court, the amount of the prevailing party's costs and reasonable attorney fees in such an action.

18.           Survival.  Sections 7, 8, and 9 and such other sections as the context reasonably requires shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year set forth below.

Accredited Members, Inc.	Customer
By: Mark Labertew Its: CEO/CFO Date: September 15, 2010	By: /s/ Ning C. Wu Print Name: Ning C. Wu Title: CEO & President Email:n.wu@medicaretechinc.com Phone: (8610) 6407 0580 Date: September 15, 2010